ACCEPTANCE OF RESIDENT AGENT

The undersigned , Shawn F. Hackman, Esq., 3360 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102, hereby accepts appointment as the resident agent for Horizon Prime, Inc,, effective this date.

Dated on the 3rd day of January, 2000.


By:______________________
   Shawn F. Hackman, Esq.